Exhibit 5.1

140 Scott Drive Menlo Park, California 94025 Tel: +1.650.328.4600 Fax: +1.650.463.2600 www.lw.com FIRM / AFFILIATE OFFICES
May 25, 2011	Abu Dhabi Barcelona Beijing Boston Brussels Chicago Doha Dubai Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid Milan	Moscow Munich New Jersey New York Orange County Paris Riyadh Rome San Diego San Francisco Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

Complete Genomics, Inc.

2071 Stierlin Court

Mountain View, CA 94043

Re:	Form S-1 Registration Statement File No. 333-174081 and

Registration Statement filed pursuant to Rule 462(b) promulgated under the

Securities Act of 1933, as amended

Ladies and Gentlemen:

We have acted as special counsel to Complete Genomics, Inc., a Delaware corporation (the “Company”), in connection with the registration of shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), pursuant to a registration statement on Form S–1 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 10, 2011 (File No. 333-174081) (as amended, the “Initial Registration Statement”) and a registration statement relating to the Initial Registration Statement filed pursuant to Rule 462(b) promulgated under the Act (the “Rule 462 Registration Statement” and together with the Initial Registration Statement, the “Registration Statement”). The Rule 462 Registration Statement relates to the registration of an additional 1,150,000 shares of Common Stock of the Company (the “Additional Shares”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus (the “Prospectus”), other than as expressly stated herein with respect to the issuance of the Additional Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Additional Shares shall have been duly registered on the books of the

May 25, 2011

transfer agent and registrar therefor in the name or on behalf of the purchasers and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the form of underwriting agreement filed as an exhibit to the Registration Statement, the issuance and sale of the Additional Shares will have been duly authorized by all necessary corporate action of the Company, and the Additional Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP